Exhibit 1

Denison Mines Corp. Announces

Shareholder Approval of Arrangement

June 25, 2012

Toronto, Ontario – Denison Mines Corp. (“Denison” or “DML”) (DML:TSX; DNN: NYSE MKT) is pleased to announce that the previously announced plan of arrangement (the “Arrangement”) whereby Energy Fuels Inc. (“Energy Fuels”) will acquire all of the shares of the subsidiaries holding Denison’s U.S. mining assets and operations (the “US Mining Division”), as well as all of the inter-company debt between Denison and the US Mining Division, was approved by 99.07% of the votes cast in person or by proxy at the special meeting of Denison shareholders held today.

Pursuant to the Arrangement, Denison shareholders will receive approximately 1.106 common shares of Energy Fuels per Denison common share held. Further information about the Arrangement is set out in the management information circular of Denison dated May 28, 2012, which is available under Denison’s profile on www.sedar.com.

The hearing in respect of the final order of the Ontario Superior Court of Justice (Commercial List) approving the Arrangement is scheduled for Wednesday, June 27, 2012. Assuming court approval is obtained and that all other conditions set out in the Arrangement Agreement dated May 23, 2012 between Energy Fuels and Denison are satisfied or waived, the Arrangement is expected to become effective on or about June 29, 2012.

Beginning on June 26, 2012 and through the date that the Arrangement is effected (the “Effective Date”), it is expected that Denison common shares will trade with the right to receive the Energy Fuels shares to be distributed pursuant to the Arrangement. Assuming that the Effective Date is June 29, 2012, it is anticipated that shares of Denison will trade ex-distribution (that is, will not have the right to receive shares of Energy Fuels under the Arrangement) beginning on July 2, 2012 for trades through the NYSE MKT exchange and on July 3, 2012 for trades through the Toronto Stock Exchange, being the respective first trading days on such exchanges after the Effective Date. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling shares of Denison before, on or after the Effective Date.

Denison also announces that, in accordance with the provisions of Denison’s stock option plan, Denison will adjust the exercise price of each outstanding option under the plan to reflect the reduction, if any, in Denison’s share price following the sale of Denison’s U.S. business under the Arrangement. Section 8.2 of the stock option plan requires Denison’s board to make appropriate adjustments to the options to reflect certain reorganization transactions. Denison’s Board has determined that the exercise price of all outstanding options will be reduced by an amount equal to the difference between the trading price of the Denison common shares on the TSX before trading occurs on an ex-distribution basis and the trading price of the securities on the TSX immediately after the Denison common shares have commenced trading on an ex-distribution basis. The share prices before and after distribution will be measured in each case on the basis of a five day volume weighted average price. If there is not a reduction in the share price between the pre- and post-closing periods, no adjustment will be made. All options held by employees of Denison’s US subsidiaries who are not remaining as employees of Denison after the Arrangement will expire 45 days after closing of the Arrangement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this news release, including any information relating to the completion of the Arrangement between Energy Fuels and Denison and any other statements regarding Denison’s future expectations, beliefs, goals or prospects constitute forward-looking information within the meaning of applicable securities legislation (collectively, “forward-looking statements”). All statements in this news release that are not statements of historical fact (including statements containing the words “expects”, “does not expect”, “plans”, “anticipates”, “does not anticipate”, “believes”, “intends”, “estimates”, “projects”, “potential”, “scheduled”, “forecast”, “budget” and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Denison’s ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation: the parties’ ability to consummate the Arrangement, including the receipt of court approval or the regulatory approvals required for the Arrangement may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Arrangement; the volatility of the international marketplace; and other risk factors as described in Denison’s most recent annual information form and annual and quarterly financial reports.

Denison assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Denison’s filings with the various provincial securities commissions which are available online at www.sedar.com. Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Denison relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

This news release and the information contained herein does not constitute an offer of securities for sale in the United States. The securities to be issued pursuant to the Arrangement have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

For further information please contact:

Ron Hochstein, President & CEO

Phone No.: (416) 979-1991 x232

Email: rhochstein@denisonmines.com

Jim Anderson, Executive Vice President & CFO

Phone No.: (416) 979-1991 x372

Email: janderson@denisonmines.com